New World Merchant Partners

August 2, 2010

Sebring Software LLC
1400 Cattlemen Road, Suite D
Sarasota, Florida 34232

Attention: Mr. Leif Andersen, Chief Executive Officer

Gentlemen:

1. We are pleased to set forth the terms of the retention of New World Merchant Partners LLC ("*NWMP*") by Sebring Software LLC company (collectively with its affiliates, the "*Company*") to act as a non-exclusive financial and strategic advisor to the Company to assist in connection with the execution of the proposed merger (the "*Transaction*") of Sebring Software LLC Inc. with a publicly-traded shell corporation (the "*Shell*").

2. In connection with NWMP's activities on the Company's behalf, NWMP will familiarize itself with the Transaction and the parties thereto. In connection with its role as the advisor to the Company, NWMP would expect its services to include such additional financial and strategic advisory and related services as may be mutually agreed upon by NWMP and the Company. The retention by the Company of NWMP as advisory as heretofore described shall be for a period of three months from the date hereof.

3. In connection with NWMP's activities on the Company's behalf, the Company will cooperate with NWMP and will furnish NWMP with all information and data concerning the Transaction and the parties thereto (the "*Information*") that NWMP deems appropriate and will provide NWMP with access to the Company's officers, directors, employees, independent accountants, and legal counsel. The Company represents and warrants that all Information made available to NWMP by the Company will, at all times during the period of engagement of NWMP hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided by it to NWMP will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, NWMP will be using and relying on the Information without independent verification thereof by NWMP or independent appraisal by NWMP of any of the Company's assets. NWMP does not assume responsibility for any information regarding the Company. Any advice rendered by NWMP pursuant to this Agreement may not be disclosed publicly without our prior written consent.

670 White Plains Road, Suite 101, Scarsdale, New York 10583
(914) 723-7400 Telephone (914) 723-7470 Fax

4. In consideration of its services pursuant to this Agreement, NWMP shall be entitled to receive, at or prior to the closing of the Transaction, such number of common shares equal to the greater of 1.5% of the outstanding common stock of the surviving company immediately following the Transaction and 300,000 shares of common stock of the surviving corporation of the Transaction, in each case without restriction as to resale under applicable securities laws or otherwise.

5. In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse NWMP for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter, provided, however, that no expense shall exceed $1,000 without the prior consent of the Company, not to be unreasonably withheld.

6. The Company agrees to indemnify NWMP in accordance with the indemnification provisions (the "*Indemnification Provisions*") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7. NWMP may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by NWMP up to the date of termination or completion, as the case may be, including the entirety of the fees referenced in Paragraph 4 hereof; (ii) the reimbursement of expenses incurred by NWMP up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 4 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity. The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company's property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this

New World Merchant Partners

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

**NEW WORLD MERCHANT PARTNERS LLC**

**By:**____________________
**Name:**
**Title:**

**Confirmed and Agreed to:**
**this** 3rd **day of August, 2010**

**SEBRING SOFTWARE LLC**

**By:** [signature]
**Name:** LEIF ANDERSEN
**Title:** MANAGING MEMBER

Annex A

## INDEMNIFICATION PROVISIONS

Sebring Software LLC (the "*Company*"), agrees to indemnify and hold harmless New World Merchant Partners LLC ("*NWMP*") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which NWMP is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with NWMP's acting for the Company, including, without limitation, any act or omission by NWMP in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated August 2, 2010, between NWMP and the Company, as it may be amended from time to time (the "*Agreement*"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of NWMP. The Company also agrees that NWMP shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of NWMP, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from NWMP's gross negligence or willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to NWMP or the persons indemnified below in this sentence and shall extend to the following: NWMP, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to NWMP in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which NWMP proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by NWMP to notify the Company shall not relieve the Company from its obligations hereunder. NWMP shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against NWMP made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of NWMP, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an

unconditional term thereof, the giving by the claimant to NWMP of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and NWMP, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and NWMP, on the other hand, and also the relative fault of the Company, on the one hand, and NWMP on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, NWMP shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by NWMP pursuant to the Agreement.

Neither termination nor completion of the engagement of NWMP referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.